Exhibit 99.1

Werner Enterprises Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights (all metrics compared to second quarter 2018 unless otherwise noted)

•	Total revenues of $627.5 million, up $8.4 million, or 1%

•	Operating income of $58.4 million, up 15%; non-GAAP adjusted operating income of $59.2 million, up 1%

•	Operating margin of 9.3%, up 110 basis points (bps); non-GAAP adjusted operating margin of 9.4%, down 10 bps

•	Diluted EPS of $0.62, up 17%; non-GAAP adjusted diluted EPS of $0.63, up 3%

OMAHA, Neb., July 25, 2019 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for second quarter ended June 30, 2019.

Total revenues for the quarter increased 1% to $627.5 million versus the prior year quarter, primarily attributable to dedicated fleet expansion, higher contractual rates, and lane mix changes.

Operating income of $58.4 million increased $7.7 million, or 15%. Operating margin of 9.3% increased 110 basis points due to revenue increases that exceeded cost increases, which benefited from a newer fleet and low driver turnover, as well as the $11.3 million accrual of insurance and claims expense in second quarter 2018 related to a previously disclosed May 2018 jury verdict. On a non-GAAP basis, adjusted operating income of $59.2 million increased $0.7 million, or 1%. Adjusted operating margin of 9.4% declined 10 basis points from 9.5% for the same quarter last year.

Interest expense of $1.4 million was $0.9 million higher than the same quarter a year ago due primarily to additional borrowings to pay a $261.1 million special dividend in June 2019. The effective income tax rate during the quarter was 25.2% compared to a 24.8% effective income tax rate in second quarter 2018.

Net income of $43.3 million increased 13%. On a non-GAAP basis, adjusted net income was $43.9 million compared to $44.1 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.62 increased 17%. Diluted EPS in second quarter 2019 included a $0.01 per share insurance and claims accrual for interest on a previously disclosed May 2018 jury verdict that we are appealing. On a non-GAAP basis, adjusted EPS of $0.63 increased 3% from $0.61 for second quarter 2018. Diluted EPS in second quarter 2018 included a $0.12 per share accrual of insurance and claims expense (including interest) related to the same May 2018 jury verdict. During second quarter 2018, we also realized a $0.04 gain on the sale of real estate.

“We are very pleased to report adjusted earnings per share growth of 3%, despite comparing to a very strong second quarter 2018 that produced 90% adjusted earnings growth due to unusually strong freight demand and pricing,” said Derek J. Leathers, President and Chief Executive Officer. “The strength of our diversified portfolio, our new truck and trailer fleet, increasingly experienced drivers and our committed Werner team led to our superior performance.”

Werner Enterprises, Inc. - Release of July 25, 2019

Key Consolidated Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except per share amounts)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$627,533	$619,130	1%	$1,223,650	$1,181,814	4%
Trucking revenues, net of fuel surcharge	411,460	395,094	4%	809,151	759,282	7%
Werner Logistics revenues	130,883	134,012	(2)%	248,253	251,432	(1)%
Operating income	58,442	50,783	15%	106,461	85,898	24%
Operating margin	9.3%	8.2%	110 bps	8.7%	7.3%	140 bps
Net income	43,318	38,264	13%	79,404	66,071	20%
Diluted earnings per share	0.62	0.53	17%	1.13	0.91	24%

Adjusted operating income (1)	59,209	58,538	1%	108,378	93,653	16%
Adjusted operating margin (1)	9.4%	9.5%	(10) bps	8.9%	7.9%	100 bps
Adjusted net income (1)	43,891	44,069	—	80,837	71,876	12%
Adjusted diluted earnings per share (1)	0.63	0.61	3%	1.15	0.99	16%
(1) See GAAP to non-GAAP reconciliation schedule.

Other Noteworthy Development

As previously noted, we are appealing a large adverse jury verdict rendered in May 2018. As such, we accrued $0.8 million of insurance and claims expense, or $0.01 per share, during the second quarter of 2019 for post-judgment interest related to this jury verdict. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized, excluding months where the plaintiffs have requested an extension of time to respond to our appeal. To-date the plaintiffs have requested extensions for the months of June and July 2019.

Truckload Transportation Services (TTS) Segment

•	Revenues of $480.0 million increased $9.7 million, or 2%

•	Operating income of $51.7 million increased $8.2 million, or 19%; non-GAAP adjusted operating income of $52.4 million decreased $2.2 million, or 4%

•	Operating margin of 10.8% increased 160 basis points from 9.2%; non-GAAP adjusted operating margin of 10.9% decreased 70 basis points from 11.6%

•	Average segment trucks in service totaled 7,937, an increase of 389 trucks year over year

•	Dedicated unit trucks at quarter end totaled 4,580, or 58% of the total TTS segment fleet, compared to 4,380 trucks, or 57%, a year ago

Revenues increased 2% due to a 5.2% increase in average trucks in service, partially offset by a 1.0% decrease in average revenues per truck and a $5.5 million decrease in fuel surcharge revenues. The average revenues per truck decrease was due primarily to a decrease in average miles per truck, partially offset by an increase in average revenues per total mile. The increase in average revenues per total mile was due primarily to higher contractual rates, dedicated fleet expansion and lane mix changes. The following factors all contributed to lower average miles per truck: (i) a below average seasonal freight market in second quarter 2019 compared to an unusually strong seasonal freight market in second quarter 2018, (ii) growth in Dedicated which has lower miles per truck and a shorter length of haul (iii) fewer team driver trucks and (iv) southern U.S. border security crossing delays affecting about one quarter of our One-Way Truckload revenues.

During the second quarter, freight demand in our One-Way Truckload fleet was seasonally below average and well below the unusually strong freight demand of second quarter 2018, which was aided by two December 2017 mandates. Tax reform incentives strengthened second quarter 2018 freight volumes while the electronic hours of service requirement limited truck and driver capacity in second quarter 2018.

Werner Enterprises, Inc. - Release of July 25, 2019

Due to growth in company trucks and a decline in independent contractor trucks during the quarter, company truck miles increased by approximately 4.8 million miles and independent contractor miles decreased by approximately 0.2 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues of $62.5 million and $68.0 million in second quarters 2019 and 2018, respectively, and $120.7 million and $128.8 million in the year-to-date 2019 and 2018 periods, respectively), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$479,959	$470,277	2%	$942,850	$901,833	5%
Operating income	51,665	43,432	19%	94,618	76,854	23%
Operating margin	10.8%	9.2%	160 bps	10.0%	8.5%	150 bps
Operating ratio	89.2%	90.8%	(160) bps	90.0%	91.5%	(150) bps

Adjusted operating income	52,432	54,682	(4)%	96,535	88,104	10%
Adjusted operating margin	10.9%	11.6%	(70) bps	10.2%	9.8%	40 bps
Adjusted operating ratio	89.1%	88.4%	70 bps	89.8%	90.2%	(40) bps
Adjusted operating ratio, net of fuel surcharge	87.4%	86.4%	100 bps	88.3%	88.6%	(30) bps

Werner Logistics Segment

•	Revenues of $130.9 million decreased $3.1 million or 2%

•	Gross margin of 16.1% increased 40 bps

•	Operating income of $5.2 million decreased $0.4 million, or 7%

•	Operating margin of 4.0% decreased 20 bps

Revenues in second quarter 2019 decreased year over year due to fewer project freight opportunities, significantly lower year-over-year spot pricing trends and lower volumes in second quarter 2019. Logistics revenues improved sequentially in second quarter 2019 compared to first quarter 2019 by $13.5 million. Logistics revenues improved sequentially in second quarter 2018 by $16.6 million compared to first quarter 2018.

The gross margin percentage increased 40 bps to 16.1% due primarily to contractual pricing and improved capacity procurement in Truckload Logistics (formerly our Brokerage and Freight Management units within Werner Logistics). Our operating margin decreased 20 bps to 4.0% as other operating expenses grew 2% compared to gross profit which was flat.

Werner Enterprises, Inc. - Release of July 25, 2019

Key Werner Logistics Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$130,883	$134,012	(2)%	$248,253	$251,432	(1)%
Rent and purchased transportation expense	109,836	112,918	(3)%	206,856	213,194	(3)%
Gross profit	21,047	21,094	—	41,397	38,238	8%
Other operating expenses	15,865	15,492	2%	31,504	29,879	5%
Operating income	5,182	5,602	(7)%	9,893	8,359	18%
Gross margin	16.1%	15.7%	40 bps	16.7%	15.2%	150 bps
Operating margin	4.0%	4.2%	(20) bps	4.0%	3.3%	70 bps

Cash Flow and Capital Allocation

Cash flow from operations in second quarter 2019 was $81.6 million compared to $82.6 million in second quarter 2018, a decrease of 1%.

Net capital expenditures in second quarter 2019 were $79.0 million compared to $119.3 million in second quarter 2018, a decrease of 34%. Net capital expenditures have returned to normalized levels in 2019 after achieving our desired fleet age. We continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. As a result of our continued investment, the average age of our truck fleet remains low by industry standards and decreased to 1.8 years as of June 30, 2019 compared to 1.9 years as of June 30, 2018.

Gains on sales of equipment were $4.5 million, or $0.05 per share, compared to $5.1 million, or $0.05 per share in the prior-year quarter. In second quarter 2018, we also had a $3.5 million gain on the sale of real estate, or $0.04 per share. Year over year, we sold 7% fewer trucks and 17% fewer trailers, and we realized higher average gains per truck and lower average gains per trailer. Pricing in the market for our used trucks and trailers began to moderate in the latter part of second quarter 2019. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 700,000 shares of common stock for a total cost of $21.8 million, or an average price of $31.08 per share. As of June 30, 2019, we had 4.3 million shares remaining under our new share repurchase authorization approved by the Board of Directors in May 2019.

In May 2019, we entered into new five-year, unsecured revolving credit facilities with Wells Fargo Bank, N.A. and BMO Harris Bank, N.A., replacing the previous credit facilities with both lenders. We had $390 million of debt outstanding as of June 30, 2019, and after considering letters of credit issued, had available remaining borrowing capacity of over $150 million. In early July 2019, we fixed the interest rate for $150 million of our debt that was outstanding as of June 30, 2019 at an average interest rate of 2.34% through May 2024.

As of June 30, 2019, we had $46 million of cash and over $1 billion of stockholders’ equity, after paying a $261 million special dividend in June 2019.

Werner Enterprises, Inc. - Release of July 25, 2019

2019 Guidance Metrics

The following table summarizes our updated 2019 guidance and assumptions:

2019 Outlook
Assumptions
Effective tax rate	25% to 26%
Truck and trailer age	We intend to maintain the average age of our truck and trailer fleet at or near current levels of 1.8 and 4.1 years

Updated Guidance
TTS truck growth
3% to 5%
Growth from year-end 2018 expected to be primarily in Dedicated and occur in the first three quarters of 2019 in the low end of the range; expect approximately 100 truck growth in third quarter 2019 and no truck growth in fourth quarter 2019

Gains on sales of equipment	$18 million to $20 million Gains on sales of equipment in 2019 are expected to moderate in the second half of 2019; currently expect to be in the low end of the range
Net capital expenditures	$275 million to $300 million Currently expect to be in the low end of the range
One-Way Truckload revenues per total mile 2019 vs. 2018	(3%) to 0% Percent change to moderate during each remaining quarter of 2019 due to significant rate increases and project activity in the last two quarters of 2018

New Guidance
Interest expense	$2.7 million Estimated third quarter 2019 interest expense based on current debt levels and current interest rates (variable and fixed)

Werner Enterprises, Inc. - Release of July 25, 2019

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss second quarter 2019 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (877) 317-6789 (domestic) or (412) 317-6789 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on July 25, 2019 at approximately 6:00 p.m. CT through August 25, 2019 by dialing (877) 344-7529 (domestic) or (855) 669-9658 (Canada) or (412) 317-0088 (international) and using the access code 10129121. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of July 25, 2019

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	$	%	$	%	$	%	$	%
Operating revenues	$627,533	100.0	$619,130	100.0	1,223,650	100.0	$1,181,814	100.0
Operating expenses:
Salaries, wages and benefits	206,001	32.8	196,115	31.7	408,800	33.4	378,909	32.1
Fuel	61,064	9.7	65,665	10.6	117,202	9.6	124,697	10.5
Supplies and maintenance	44,371	7.1	45,681	7.4	90,056	7.4	91,420	7.7
Taxes and licenses	23,643	3.8	22,651	3.7	46,544	3.8	45,144	3.8
Insurance and claims	20,992	3.4	30,689	4.9	43,701	3.6	51,847	4.4
Depreciation	61,437	9.8	56,551	9.1	122,196	10.0	112,057	9.5
Rent and purchased transportation	146,176	23.3	151,433	24.5	279,012	22.8	287,355	24.3
Communications and utilities	3,903	0.6	3,928	0.6	7,914	0.6	8,035	0.7
Other	1,504	0.2	(4,366)	(0.7)	1,764	0.1	(3,548)	(0.3)
Total operating expenses	569,091	90.7	568,347	91.8	1,117,189	91.3	1,095,916	92.7
Operating income	58,442	9.3	50,783	8.2	106,461	8.7	85,898	7.3
Other expense (income):
Interest expense	1,429	0.2	490	0.1	2,287	0.2	972	0.1
Interest income	(989)	(0.1)	(693)	(0.1)	(1,892)	(0.2)	(1,433)	(0.1)
Other	58	—	78	—	(58)	—	131	—
Total other expense (income)	498	0.1	(125)	—	337	—	(330)	—
Income before income taxes	57,944	9.2	50,908	8.2	106,124	8.7	86,228	7.3
Income tax expense	14,626	2.3	12,644	2.0	26,720	2.2	20,157	1.7
Net income	$43,318	6.9	$38,264	6.2	$79,404	6.5	$66,071	5.6

Diluted shares outstanding	69,893		72,376		70,229		72,522
Diluted earnings per share	$0.62		$0.53		1.13		$0.91

Werner Enterprises, Inc. - Release of July 25, 2019

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues	$627,533	$619,130	$1,223,650	$1,181,814

Operating expenses	569,091	568,347	1,117,189	1,095,916
Adjusted for:
Insurance and claims (1)	(767)	(11,250)	(1,917)	(11,250)
Gain on sale of real estate (2)	—	3,495	—	3,495
Adjusted operating expenses	568,324	560,592	1,115,272	1,088,161
Adjusted operating income (3)	59,209	58,538	108,378	93,653
Total other expense (income)	498	(125)	337	(330)
Adjusted income before income taxes	58,711	58,663	108,041	93,983
Adjusted income tax expense	14,820	14,594	27,204	22,107
Adjusted net income (3)	43,891	44,069	80,837	71,876
Diluted shares outstanding	69,893	72,376	70,229	72,522
Adjusted diluted earnings per share (3)	$0.63	$0.61	$1.15	$0.99

(1) During second quarter 2019, we accrued $767 of pre-tax insurance and claims expense for post-judgment interest and during second quarter 2018, we accrued $11,250 of pre-tax insurance and claims expense (including interest of $1,300) related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. The Company is appealing this verdict. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During second quarter 2018, we sold a parcel of real estate which resulted in a $3,495 pre-tax gain on sale. This item is included in our Segment Information table in “Corporate” operating income.

(3) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict expense accrual and related interest and subtract the gain on sale of real estate from (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense (benefit) by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to actual income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Truckload Transportation Services	$479,959	$470,277	$942,850	$901,833
Werner Logistics	130,883	134,012	248,253	251,432
Other (1)	16,096	14,422	31,568	27,681
Corporate	629	631	1,218	1,538
Subtotal	627,567	619,342	1,223,889	1,182,484
Inter-segment eliminations (2)	(34)	(212)	(239)	(670)
Total	$627,533	$619,130	$1,223,650	$1,181,814

Operating Income
Truckload Transportation Services	$51,665	$43,432	$94,618	$76,854
Werner Logistics	5,182	5,602	9,893	8,359
Other (1)	2,293	243	3,472	(143)
Corporate	(698)	1,506	(1,522)	828
Total	$58,442	$50,783	$106,461	$85,898

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of July 25, 2019

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Truckload Transportation Services segment
Average tractors in service	7,937	7,548	5.2%	7,912	7,488	5.7%
Average revenues per tractor per week (1)	$3,988	$4,027	(1.0)%	$3,934	$3,900	0.9%
Total tractors (at quarter end)
Company	7,350	7,075	3.9%	7,350	7,075	3.9%
Independent contractor	585	625	(6.4)%	585	625	(6.4)%
Total tractors	7,935	7,700	3.1%	7,935	7,700	3.1%
Total trailers (at quarter end)	23,235	22,870	1.6%	23,235	22,870	1.6%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$184,279	$193,080	(4.6)%	$364,413	$371,046	(1.8)%
Average tractors in service	3,379	3,329	1.5%	3,368	3,369	—%
Total tractors (at quarter end)	3,355	3,320	1.1%	3,355	3,320	1.1%
Average percentage of empty miles	12.18%	10.94%	11.3%	11.90%	11.08%	7.4%
Average revenues per tractor per week (1)	$4,195	$4,461	(6.0)%	$4,161	$4,236	(1.8)%
Average % change YOY in revenues per total mile (1)	(2.7)%	15.6%		1.8%	13.5%
Average % change YOY in total miles per tractor per week	(3.4)%	0.4%		(3.4)%	0.3%
Average completed trip length in miles (loaded)	834	828	0.7%	844	824	2.4%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$227,181	$202,014	12.5%	$444,738	$388,236	14.6%
Average tractors in service	4,558	4,219	8.0%	4,544	4,119	10.3%
Total tractors (at quarter end)	4,580	4,380	4.6%	4,580	4,380	4.6%
Average revenues per tractor per week (1)	$3,833	$3,683	4.1%	$3,764	$3,625	3.8%

Werner Logistics segment
Average tractors in service	37	40	(7.5)%	38	42	(9.5)%
Total tractors (at quarter end)	35	43	(18.6)%	35	43	(18.6)%
Total trailers (at quarter end)	1,670	1,620	3.1%	1,670	1,620	3.1%

(1) Net of fuel surcharge revenues

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Capital expenditures, net	$78,989	$119,329	$162,353	$174,835
Cash flow from operations	81,567	82,589	220,336	182,451
Return on assets (annualized)	8.2%	8.2%	7.5%	7.2%
Return on equity (annualized)	15.0%	12.6%	13.2%	10.9%

Werner Enterprises, Inc. - Release of July 25, 2019

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$46,420	$33,930
Accounts receivable, trade, less allowance of $8,409 and $8,613, respectively	331,239	337,927
Other receivables	23,635	26,545
Inventories and supplies	10,282	10,060
Prepaid taxes, licenses and permits	8,008	16,619
Other current assets	33,717	31,577
Total current assets	453,301	456,658

Property and equipment	2,312,594	2,247,577
Less – accumulated depreciation	787,214	760,015
Property and equipment, net	1,525,380	1,487,562

Other non-current assets (1)	149,936	139,284
Total assets	$2,128,617	$2,083,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,713	$97,781
Current portion of long-term debt	—	75,000
Insurance and claims accruals	70,483	67,304
Accrued payroll	37,432	40,271
Other current liabilities	27,942	30,004
Total current liabilities	228,570	310,360

Long-term debt, net of current portion	390,000	50,000
Other long-term liabilities	17,424	10,911
Insurance and claims accruals, net of current portion (1)	225,997	214,030
Deferred income taxes	234,282	233,450

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,195,003 and 70,441,973 shares outstanding, respectively	805	805
Paid-in capital	110,102	107,455
Retained earnings	1,219,529	1,413,746
Accumulated other comprehensive loss	(15,140)	(16,073)
Treasury stock, at cost; 11,338,533 and 10,091,563 shares, respectively	(282,952)	(241,180)
Total stockholders’ equity	1,032,344	1,264,753
Total liabilities and stockholders’ equity	$2,128,617	$2,083,504

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of June 30, 2019 and December 31, 2018.